Exhibit d(i)

OLD WESTBURY FUNDS, INC.

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT is made as of March     , 2005, by and between Old Westbury Funds, Inc. (the “Fund”), a Maryland corporation with its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and Bessemer Investment Management LLC (the “Adviser”), a Delaware limited liability company with its principal place of business at 630 Fifth Avenue, New York, New York 10111.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares in one or more series;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act); and

WHEREAS, the Fund desires that the Adviser perform investment advisory services for each series of the Fund listed on Schedule A hereto, as such Schedule A may be amended or supplemented from time to time by mutual agreement (each, a “Portfolio”, and collectively, the “Portfolios”), and the Adviser is willing to perform those services on the terms and conditions set forth in this Agreement and desires to enter into an agreement to provide for investment advisory services to the Fund upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Fund and Adviser agree as follows:

Section 1. The Fund. The Fund is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Articles of Incorporation, By-Laws and Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act and the Securities Act of 1933, including the Prospectuses forming a part thereof and statements of additional information relating to the Portfolios contained therein, and as may be supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Fund’s Board of Directors (the “Board”). The Board is authorized to issue any unissued shares in any number of additional classes or series. The Fund has delivered copies of the documents listed in this Section to the Adviser and will from time to time furnish the Adviser with any amendments thereof.

Section 2. Appointment. The Fund hereby appoints the Adviser, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets in the Portfolios and, without limiting the generality of the foregoing, to provide the other services specified in Section 3 hereof.

Section 3. Duties of the Adviser.

(a) The Adviser shall make decisions with respect to all purchases and sales of securities and other investment assets for the Portfolios. Among other things, the Adviser shall make all decisions with respect to the allocation of the Portfolios’ investments in various securities or other assets, in investment styles and, if applicable, in other investment companies or pooled vehicles in which the Portfolios may invest. To carry out such decisions, the Adviser is hereby authorized, as agent and attorney-in-fact for the Fund, for the account of, at the risk of and in the name of the Portfolios, to place orders and issue instructions with respect to those transactions of the Portfolios. In all purchases, sales and other transactions in securities for the Portfolios, the Adviser is authorized to exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(b) The Adviser will report to the Board at each regular meeting thereof all material changes in the Portfolios since the prior report, and will also keep the Board informed of important developments affecting the Fund, the Portfolios and the Adviser, and on its own initiative will furnish the Board from time to time with such information as the Adviser may believe appropriate, whether concerning the individual companies whose securities are held by the Portfolios, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Portfolios maintain investments. The Adviser will also furnish the Board with such statistical and analytical information with respect to securities in the Portfolios as the Adviser may believe appropriate or as the Board reasonably may request. In making purchases and sales of securities for the Portfolios, the Adviser will comply with the policies set from time to time by the Board as well as the limitations imposed by the Fund’s Articles of Incorporation, By-Laws and Registration Statement under the 1940 Act and the Securities Act, the limitations in the 1940 Act and in the Internal Revenue Code of 1986, as amended, applicable to the Fund and the investment objectives, policies and restrictions of the Portfolios.

(c) The Adviser will from time to time employ or associate with such persons as the Adviser believes to be appropriate or necessary to assist in the execution of the Adviser’s duties hereunder; provided, however, that the employment of or sub-contracting with any such person shall not relieve the Adviser of its responsibilities or liabilities hereunder; and provided further that the Adviser shall not have the authority to subcontract advisory responsibilities without the consent of the Fund. The cost of performance of such duties shall be borne and paid by the Adviser. No obligation may be imposed on the Fund in any such respect.

(d) The Adviser shall maintain records relating to portfolio transactions and the placing and allocation of brokerage orders as are required to be maintained by the Fund under the 1940 Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Fund pursuant to the rules and regulations of any national, state, or local government entity with jurisdiction over the Fund, including the Commission and the Internal Revenue Service. The books and records pertaining to the Fund that are in the possession of the Adviser shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all times during the Adviser’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by the Adviser to the Fund or the Fund’s authorized representatives.

(e) The Adviser will also provide supervisory personnel who will be responsible for supervising and monitoring the performance of the Administrator in connection with its duties under the Master Services Agreement and for supervising the performance of other administrative services, accounting and related services, net asset value and yield calculations, reports to and filings with regulatory authorities, and services relating to such functions. Such personnel may be employees of the Adviser or employees of affiliates of the Adviser or of other organizations. The Fund has retained, at the Fund’s expense, an Administrator to perform the operational components of the functions and services listed herein.

(f) The Adviser shall pay its own expenses in connection with the services to be provided by it pursuant to this Agreement. In addition, the Adviser shall be responsible for compensation of officers or employees of the Fund who are also officers or employees of the Adviser.

Section 4. Delegation of Responsibilities. The Adviser may carry out any of its obligations under this Agreement by employing, subject to supervision by the Adviser, one or more Sub-Advisers who are registered as investment advisers pursuant to the Investment Advisers Act of 1940 (“Sub-Advisers”). Each Sub-Adviser’s employment will be evidenced by a separate written agreement approved by the Board and, if required under the 1940 Act, by the shareholders of the Portfolios (unless the Commission or its staff has given authorization or issued an interpretation or no-action letter dispensing with the requirement of shareholder approval). The Adviser shall not be liable hereunder for any act or omission of any Sub-Adviser, except for failure to exercise good faith in the employment of the Sub-Adviser and for failure to exercise appropriate supervision of such Sub-Adviser, and as may otherwise be agreed in writing. The Adviser shall be solely responsible for compensating any Sub-Adviser for services rendered under any sub-advisory agreement. The Adviser may, from time to time and at any time, terminate any Sub-Adviser and reassume the responsibilities assigned to such Sub-Adviser with respect to the Portfolios without obtaining the approval of the shareholders of the Portfolios unless expressly required by the federal securities laws.

Section 5. Control by Board. Any investment activities undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on behalf of the Portfolios, shall at all times be subject to the direction and control of the Board.

Section 6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Adviser shall at all times comply with:

(a) all applicable provisions of the 1940 Act, and any rules and regulations adopted thereunder;

(b) the provisions of the Registration Statement of the Fund, as it may be amended from time to time, under the 1940 Act;

(c) the provisions of the Articles of Incorporation of the Fund, as they may be amended from time to time;

(d) the provisions of the By-Laws of the Fund, as they may be amended from time to time, or resolutions of the Board that may be adopted from time to time;

(e) the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Fund or the Portfolios; and

(f) any other applicable provisions of state or federal law.

Section 7. Broker-Dealer Relationships. In connection with the purchase and sale of securities for the Portfolios, the Adviser is responsible for broker-dealer selection and negotiation of brokerage commission rates. The Adviser’s primary consideration in effecting a security transaction will be to obtain the best price and execution. In selecting a broker-dealer to execute each particular transaction for the Portfolios, the Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the Portfolios on a continuing basis. Accordingly, the price to the Portfolios in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board may from time to time determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused the Portfolios to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the Portfolios and to other clients of the Adviser. The Adviser is further authorized to allocate the orders placed by it on behalf of the Portfolios to brokers and dealers who also provide research or statistical material or other services to the Portfolios or to the Adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine and the Adviser will report on such allocations regularly to the Board, indicating the brokers to whom such allocations have been made and the basis therefor.

Section 8. Expenses of the Portfolios. All of the ordinary business expenses incurred in the operations of the Portfolios and the offering of their shares shall be borne by the Portfolios unless specifically provided otherwise in this Agreement or another written agreement between the Adviser and the Fund. These expenses borne by the Fund include, but are not limited to, brokerage commissions, taxes, legal, auditing and governmental fees, expenses relating to trustees and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Portfolios and the cost of printing copies of the Prospectuses and Statements of Additional Information distributed to the Portfolios’ shareholders.

Section 9. Compensation. As compensation for the advisory services provided under this Agreement, the Fund shall pay the Adviser fees at the annual rates indicated on Schedule A hereto, as such Schedule A may be amended or supplemented from time to time. The Adviser’s fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly in arrears to the Adviser.

Section 10. Standard of Care. The Fund shall expect of the Adviser, and the Adviser will give the Fund the benefit of, the Adviser’s best judgment and efforts in rendering its services to the Fund. As an inducement to the Adviser’s undertaking these services at the compensation level specified, the Adviser shall not be liable hereunder for any error of judgement or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser, or any of its officers, directors, employees or agents, in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

Section 11. Non-Exclusivity. The services of the Adviser to the Portfolios are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Adviser may serve as officers or directors of the Fund, and that officers or directors of the Fund may serve as officers or directors of the Adviser, to the extent that such services may be permitted by law, and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

Section 12. Books and Records. The Adviser shall, with respect to orders the Adviser places for the purchase and sale of portfolio securities of the Portfolios, maintain or arrange for the maintenance of the documents and records required pursuant to Rule 31a-1 under the 1940 Act as well as such records as the Fund’s Administrator reasonably requests to be maintained, including, but not limited to, trade tickets and confirmations for portfolio trades. All such records shall be maintained in a form acceptable to the Fund and in compliance with the provisions of Rule 31a-1 or any successor rule. All such records will be the property of the Fund and will be available for inspection and use by the Fund. The Adviser will promptly notify the Fund’s Administrator if it experiences any difficulty in maintaining the records in an accurate and complete manner.

Section 13. Term of the Agreement. This Agreement shall become effective with respect to the Portfolios when approved in accordance with the requirements of the 1940 Act, and shall initially continue for two years, and thereafter continue from year to year, provided that the continuation of the Agreement is specifically approved at least annually:

(a) (i) by the Fund’s Board of Directors or (ii) by the vote of “a majority of the outstanding voting securities” of the Portfolios (as defined in Section 2(a)(42) of the 1940 Act), and

(b) by the affirmative vote of a majority of the Fund’s Directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as Directors of the Fund), by votes cast in person at a meeting specifically called for such purpose.

Section 14. Termination. As required under the 1940 Act, this Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Fund (by vote of the Fund’s Board of Directors or by vote of a majority of the outstanding voting securities of the particular Portfolio), or by the Adviser on sixty (60) days’ written notice. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement will immediately terminate in the event of its assignment. This Agreement may also be terminated immediately by the Fund or the Adviser in the event that the other party (i) breaches a material term of this Agreement or (ii) commits a material violation of any governing law. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meanings as such terms have in the 1940 Act, as modified or interpreted by the Commission or its staff in rules, regulations, interpretations or no-action letters.

Section 15. Indemnification by the Adviser. The Fund shall not be responsible for, and the Adviser shall indemnify and hold the Fund and the Portfolios harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties on the part of the Adviser or any of its officers, directors, employees or agents.

Section 16. Indemnification by the Fund. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties hereunder on the part of the Adviser or any of its officers, directors, employees or agents, the Fund hereby agrees to indemnify and hold harmless the Adviser and its officers, directors, employees and agents against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Fund or other securities, undertaken by the Portfolios or their officers, directors, employees or affiliates, resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Portfolios or their officers, directors, employees or affiliates. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights which a Portfolio may have and which may not be waived under any applicable federal or state securities laws.

Section 17. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund shall be Old Westbury Funds, Inc., 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President, and that of the Adviser shall be Bessemer Investment Management LLC, 630 Fifth Avenue, New York, New York 10111, Attn: General Counsel.

Section 18. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such terms or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission, interpretations of the Commission or its staff, or Commission staff no-action letters issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The duties and obligations of the parties under this Agreement shall otherwise be governed by and construed in accordance with the laws of the State of New York.

Section 19. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by a vote of the majority of the outstanding shares of the affected Portfolio(s). Otherwise, a written amendment of this Agreement is effective upon the approval of the Board of Directors of the Fund and the Adviser.

Section 20. Old Westbury Name. The Adviser and the Fund each agree that the name “Old Westbury” or any variants thereof, which comprises a component of the Fund’s name, is a property right of the parent of the Adviser. The Fund agrees and consents that: (i) it will use the words “Old Westbury” or any variants thereof as a component of its corporate name, the name of any series or class, or all of the above, and for no other purpose; (ii) it will not grant to any third party the right to use the name “Old Westbury” of any variant thereof for any purpose; (iii) the Adviser or any corporate affiliate of the Adviser may use or grant to others the right to use the words “Old Westbury,” or any variant or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, other than a grant of such right to another registered investment company not advised by the Adviser or one of its affiliates; and (iv) in the event that the Adviser or an affiliate thereof is no longer acting as investment adviser to any Portfolio or class of a Portfolio, the Fund shall, upon request by the Adviser, promptly take such action as may be necessary to change its corporate name to one not containing the words “Old Westbury” or any variant thereof and following such change, shall not use the words “Old Westbury,” or any variant thereof, as a part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its trustees, officers and shareholders to take any and all actions that the Adviser may request to effect the foregoing and to reconvey to the Adviser any and all rights to such words.

Section 21. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

OLD WESTBURY FUNDS, INC.

By:
Walter B. Grimm
President

BESSEMER INVESTMENT MANAGEMENT LLC

By:
Marc D. Stern
President

SCHEDULE A

Portfolio Name	Advisory Fee Rate Average Net Assets
Global Small Cap Fund	0.85%
Real Return Fund	0.85%